Muller Data Corporation
395 Hudson Street
New York, New York  10014-3622




September 18, 1997


Nike Securities L.P.
1001 Warrenville Road
Lisle, IL  60532

Re:  FT 213

Gentlemen:

     We have examined the Registration Statement File No. 333-33455 for the above captioned trust. We hereby acknowledge that Muller Data Corporation is currently acting as the evaluator for the trustee. We hereby consent to the use in the Registration Statement of the references to Muller Data Corporation as evaluator.

     You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

Muller Data Corporation



Mario S. Buscemi
Chief Operating Officer